   As filed with the Securities and Exchange Commission on December 19, 1997
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________
                      ORTHODONTIC CENTERS OF AMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                        72-1278948                                 8741
(State or other jurisdiction of organization)    (I.R.S. Employer Identification Number)       (Primary Standard Industrial
                                                                                               Incorporation or Classification Code
                                                                                               Number)

                     5000 Sawgrass Village Circle, Suite 25
                       Ponte Vedra Beach, Florida  32082
                                 (904) 280-4500
         (Address, Including Zip Code, and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)
                              ____________________

                            Dr. Gasper Lazzara, Jr.
                      Chairman and Chief Executive Officer
                      Orthodontic Centers of America, Inc.
                     5000 Sawgrass Village Circle, Suite 25
                       Ponte Vedra Beach, Florida  32082
                                 (904) 280-4500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              ____________________

                          Copies of communications to:
                              J. Chase Cole, Esq.
                      Waller Lansden Dortch & Davis, PLLC
                           2100 Nashville City Center
                                511 Union Street
                        Nashville, Tennessee  37219-1760
                                 (615) 244-6380
                              ____________________

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]____________

                              ____________________

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
 TITLE OF EACH CLASS OF        AMOUNT TO BE       PROPOSED MAXIMUM        PROPOSED MAXIMUM          AMOUNT OF
    SECURITIES TO BE            REGISTERED            OFFERING           AGGREGATE OFFERING        REGISTRATION
      REGISTERED                                  PRICE PER SHARE(1)           PRICE(1)                 FEE
----------------------------------------------------------------------------------------------------------------------------------
Shares of common stock,          3,000,000             $16.0625              $48,187,500              $14,216
$.01 par value
=================================================================================================================================

 (1) ESTIMATED PURSUANT TO RULE 457(C) UNDER THE SECURITIES ACT OF 1933 BASED UPON THE AVERAGE OF THE HIGH AND LOW SALES PRICES OF THE COMMON STOCK AS REPORTED ON THE NEW YORK STOCK EXCHANGE ON DECEMBER 15, 1997, SOLELY FOR PURPOSES OF CALCULATING THE REGISTRATION FEE

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                               3,000,000 SHARES

                     ORTHODONTIC CENTERS OF AMERICA, INC.

                                 COMMON STOCK

                         ____________________________

     This Prospectus relates to the offer from time to time by Orthodontic Centers of America, Inc., a Delaware corporation (the "Company"), of up to 3,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), upon terms to be determined at the time of such offering. The Common Stock is to be offered directly by the Company in connection with the acquisition of assets or capital stock of certain entities owned by orthodontists who affiliate with the Company. The consideration of such assets or capital stock may consist of cash, Common Stock or a combination thereof, as determined through negotiations between the Company and the respective sellers of the assets or capital stock so acquired.

     Common Stock issued pursuant to this Prospectus, and any applicable supplement to this Prospectus (a "Supplement") or post-effective amendment hereto (a "Post-Effective Amendment") may be reoffered pursuant hereto by the holders thereof (the "Selling Stockholders") from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such shares of Common Stock or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. See "Selling Stockholders."
                         ____________________________

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE
                     CONSIDERED BY PROSPECTIVE INVESTORS.

                         ____________________________


     No person is authorized in connection with the offering made hereby to give any information or to make any representations not contained or incorporated by reference in this Prospectus and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any security other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any of the Common Stock offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any time subsequent to the date hereof.
                         ____________________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
               MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                  UPON THE ACCURACY OR ADEQUACY OF THIS PROS-
                      PECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                         ____________________________

               The date of this Prospectus is December __, 1997

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement (the "Registration Statement") on Form S-4, including any amendments thereto, with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock. This Prospectus and any accompanying Supplement do not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or as previously filed with the Commission and incorporated herein by reference. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Commission Regional
Offices: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60601-2511. Copies of such material can be obtained at prescribed rates from the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.com that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, (iii) the Company's Quarterly Report on Form 10-Q for the three months ended June 30, 1997, (iv) the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1997 and (v) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated December 6, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF THESE DOCUMENTS IS AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS DEPARTMENT, ORTHODONTIC CENTERS OF AMERICA, INC., 5000 SAWGRASS VILLAGE CIRCLE, SUITE 25, PONTE VEDRA BEACH, FLORIDA 32082 OR AT
(904) 280-4500.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this Prospectus. Unless the context otherwise requires, the "Company" refers to Orthodontic Centers of America, Inc. and its subsidiaries and predecessor entities, the "Orthodontic Centers" refers to the orthodontic centers affiliated, or which will be affiliated, with the Company, and "Affiliated Orthodontists" refers to the orthodontists who provide orthodontic services at the Orthodontic Centers or their professional entities. Industry information used in this Prospectus is derived from the 1995 Journal of Clinical Orthodontists Orthodontic Practice Study (the "1995 JCO Study"), a biannual study of the United States orthodontic industry, and relates to 1994 unless otherwise indicated. Comparable information for 1995 and 1996 is not expected to be available until the release of the 1997 JCO Study. The information compiled in the 1995 JCO Study relates to orthodontists who have completed accredited graduate orthodontic training programs and does not include general dentists who also perform certain orthodontic services. Except as otherwise indicated, the information in this Prospectus has been adjusted to reflect two two-for-one stock splits of the Common Stock, each effected in the form of a 100% stock dividend as of December 29, 1995 and September 5, 1996, respectively.

                             _____________________

                                  THE COMPANY

     The Company is the leading provider of practice management services to orthodontic practices in the United States, based on annual net revenue, annual net income, number of affiliated orthodontists and number of orthodontic centers. The Company develops Orthodontic Centers and manages the business operations and marketing aspects of the Affiliated Orthodontists' practices, thereby allowing Affiliated Orthodontists to focus on delivering quality patient care. Since its inception in 1985, the Company has grown to manage 333 Orthodontic Centers located in 36 states with 189 Affiliated Orthodontists at September 30, 1997. From January 1, 1985 to September 30, 1997, the Company developed 186 Orthodontic Centers, acquired the assets of, and affiliated with, 198 existing orthodontic practices and consolidated 51 Orthodontic Centers. The Company's net revenue for 1996 was $71.3 million, an increase of 71.5% from 1995. The Company's net income for 1996 was $14.4 million, an increase of 59.4% from 1995.

     Management believes that the Company's operating strategy and proprietary operating systems have allowed Affiliated Orthodontists to realize significantly greater productivity and profitability than traditional orthodontic practices. Affiliated Orthodontists practicing in Orthodontic Centers open throughout 1995 treated an average of 77 patients per nine-hour patient treatment day during 1996. Orthodontists in the United States treated an average of 41.5 patients per operating day in 1994. Affiliated Orthodontists who had been affiliated with the Company for at least one year generated an average of 512 new case starts during 1996 as compared to the 1994 national average of approximately 170 new case starts per orthodontist.

     The United States orthodontic industry generates approximately $3.6 billion in annual gross revenues, with the average orthodontic practice generating gross revenues of approximately $475,000 per year. The industry is highly fragmented, with approximately 90% of the approximately 9,060 practicing orthodontists acting as sole practitioners. Of the approximately 1.5 million patients who initiated orthodontic treatment in 1994, approximately 27% were adults, primarily between the ages of 25 to 35. Orthodontics is generally an elective procedure, with approximately 72% of payments for orthodontic services made directly by the person receiving treatment and standard dental insurance covering an additional 25% of such payments. Managed care represents a small percentage of revenues generated in the orthodontic industry.

     Key elements of the Company's operating strategy include: (i) emphasizing quality patient care by affiliating only with orthodontists who have completed accredited graduate orthodontic training programs and by providing effective operating systems, support and training for the clinical staff; (ii) stimulating demand in local markets through aggressive and innovative marketing and advertising programs, which attract persons seeking orthodontic treatment and those who may not have otherwise sought treatment; (iii) achieving operating efficiencies and economies of scale through office designs which promote increased productivity, innovative patient scheduling systems, efficient use of orthodontic assistants and centralized purchasing and distribution programs;
(iv) increasing market penetration by providing patients with affordable payment plans consisting of low monthly payments, no required down payment and lower total fees, which attract persons seeking orthodontic treatment and those who may not have otherwise sought treatment and (v) capitalizing on the proprietary marketing, informational and financial systems developed by the Company during its 12 years of operating history.

GROWTH STRATEGY

     Since its inception in 1985, the Company has grown to manage 333 Orthodontic Centers located in 36 states with 189 Affiliated Orthodontists at September 30, 1997. Of these 333 Orthodontic Centers, 237 have been developed or relocated to new facilities since June 30, 1992. Key elements of the Company's growth strategy include:

     Development of New Orthodontic Centers. From January 1, 1985 to September 30, 1997, the Company developed 186 Orthodontic Centers, including 175 since June 30, 1992. The Company actively markets itself to orthodontists by targeting military orthodontists, practicing orthodontists and orthodontic students, including the approximately 200 orthodontists who graduate each year from accredited United States orthodontic graduate programs, who are interested in opening new practices. The Company recruits additional orthodontists through referrals from Affiliated Orthodontists, attending orthodontic conventions, trade shows and association meetings, visiting orthodontic graduate schools and advertising in professional journals. The Company also intends to continue to develop additional Orthodontic Centers with current Affiliated Orthodontists.

     Affiliation with Existing Orthodontic Practices. From January 1, 1985 to September 30, 1997, the Company acquired the assets of, and affiliated with, 198 existing orthodontic practices. The Company actively markets itself to experienced orthodontists through referrals from Affiliated Orthodontists, attending orthodontic conventions, trade shows and association meetings, and advertising in professional journals. Of these existing practices, approximately 87% generated less than $500,000 of patient revenue during the 12 months prior to their affiliation with the Company. Management believes that focusing on orthodontic practices of this size provides the Company with the opportunity to achieve higher revenue growth rates and lower acquisition costs, relative to larger practices. Existing practices that have affiliated with the Company have experienced increased average gross revenue and operating income following their affiliation. The Company frequently relocates existing practices to new facilities, including 49 since June 30, 1992. The Company intends to continue to relocate existing practices to new facilities and also intends to continue to evaluate additional potential affiliations.

     Traditional Orthodontic Practices. During 1997, the Company created a new division which focuses on affiliations with traditional, internally-marketed orthodontic practices that generate relatively large amounts of patient fees. At September 30, 1997, there were 11 Orthodontic Centers operating in the new division. Although the Company intends to continue to focus primarily on practices that advertise, management believes that affiliating with selected traditional practices will provide the Company with additional opportunities for growth.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in or incorporated by reference into this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements, including statements regarding development and acquisition of additional Orthodontic Centers and affiliation with additional Affiliated Orthodontists, that could be affected by a number of risks and uncertainties, including those described below, which could cause the Company's actual results to differ materially from those anticipated, estimated or projected.

     GOVERNMENT REGULATION. The orthodontic industry and orthodontic practices are regulated extensively at the state and federal levels. The Company does not control the practice of orthodontics by the Affiliated Orthodontists or their compliance with the regulatory requirements directly applicable to orthodontists and their practices. The laws of many states prohibit non-orthodontic entities (such as the Company) from practicing orthodontics (which in certain states includes managing or operating an orthodontic office), splitting professional fees with orthodontists, owning or controlling the assets of an orthodontic practice, employing orthodontists, maintaining an orthodontist's patient records or controlling the content of an orthodontist's advertising. The laws of many states also prohibit orthodontists from paying any portion of fees received for orthodontic services in consideration for the referral of a patient. In addition, many states impose limits on the tasks that may be delegated by an orthodontist to other staff members. These laws and their interpretation vary from state to state and are enforced by regulatory authorities with broad discretion. Congress and certain state legislatures often consider various types of health care reform, including comprehensive revisions to the current health care system which could have a material adverse effect on the Company's financial position and results of operations. There can be no assurance that any review of the Company's business relationships by courts or other regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the regulatory environment will not change to restrict the Company's existing or future operations. There can be no assurance that the legality of the Company's long-term service and consulting agreements will not be successfully challenged or that enforceability of the provisions thereof will not be limited. The laws and regulations of certain states in which the Company may seek to expand may require the Company to change its contractual relationship with orthodontists in a manner that may restrict the Company's operations in those states or may prevent the Company from acquiring the assets of or managing orthodontists' practices in those states. Further, there can be no assurance that the laws and regulations of states in which the Company currently maintains operations will not change or be interpreted in the future to either restrict or adversely affect the Company's relationships with orthodontists in those states.

     RISKS ASSOCIATED WITH EXPANSION. Since its inception in 1985, the Company has expanded to managing 333 Orthodontic Centers at September 30, 1997 and expects to continue to add additional Orthodontic Centers. The success of the Company's expansion strategy will depend on a number of factors, including (i) the Company's ability to affiliate with orthodontists to open new Orthodontic Centers, the availability of suitable markets and the Company's ability to obtain good locations within those markets; (ii) the Company's ability to identify and affiliate with existing orthodontic practices and to integrate such practices into the Company's existing operations; (iii) the availability of adequate financing to fund the Company's expansion strategy; (iv) regulatory constraints and (v) the ability of the Company to effectively manage additional Orthodontic Centers. A shortage of available orthodontists with the skills required by the Company would have a material adverse effect on the Company's expansion opportunities. There can be no assurance that the Company's expansion strategy will continue to be successful or that modifications to the Company's strategy will not be required.

     DEPENDENCE ON AFFILIATED ORTHODONTISTS. The Company receives fees for services provided to orthodontic practices under service and consulting agreements, but does not employ orthodontists or control the practices of the Affiliated Orthodontists. The Company's revenue is dependent on revenue generated by the Affiliated Orthodontists, who are essential to the Company's success. The long-term agreements with Affiliated Orthodontists are for terms ranging from 20 to 40 years and may be terminated by either party for "cause," which includes a material default by or bankruptcy of the other party. Changes in the health care industry, such as the growth of managed care organizations and provider networks, may result in lower payment levels for the services of the Affiliated Orthodontists. Any material loss of revenue by the Affiliated Orthodontists would have a material adverse effect on the Company's financial position and results of operations.

     COMPETITION. The business of providing orthodontic services is highly competitive in each market in which an Orthodontic Center operates. Each Affiliated Orthodontist faces competition from other orthodontists and general dentists in the communities served, many of whom have more established practices in the market. Other companies are pursuing a strategy similar to that of the Company in developing and managing orthodontic practices throughout the United States. Companies with similar objectives and greater access to financial resources may enter the Company's markets and compete with the Company, which could limit the ability of, and increase the amount paid by, the Company to affiliate with additional orthodontists.

     RISK OF PROVIDING ORTHODONTIC SERVICES. The Orthodontic Centers provide orthodontic services to the public and are exposed to the risk of professional liability and other claims. Such claims, if successful, could result in substantial damage awards to the claimants which could exceed the limits of any applicable insurance coverage. The Company does not control the practice of orthodontics by the Affiliated Orthodontists or their compliance with the regulatory and other requirements directly applicable to orthodontists and their practices. Each Affiliated Orthodontist has undertaken, however, to comply with all applicable regulations and requirements, and the Company is indemnified under its long-term agreements for claims against the Affiliated Orthodontists. The Company maintains liability insurance for itself and is generally named as an additional insured party under the liability insurance policy required to be maintained by each Affiliated Orthodontist. However, a successful malpractice claim against the Company or an Affiliated Orthodontist could have a material adverse effect on the Company's financial position and results of operations.

     DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent upon the continued services of the Company's senior management, particularly its Chairman of the Board and Chief Executive Officer, Dr. Gasper Lazzara, Jr., its Chief Financial Officer, Bartholomew F. Palmisano, Sr., its President, Geoffrey
L. Faux, and its Chief Operating Officer, Michael C. Johnsen. The loss of the services of any of these individuals could have a material adverse effect on the Company's financial position and results of operations. The Company's success also depends on its ability to attract and retain other highly qualified managerial personnel.

     CONTROL BY PRINCIPAL STOCKHOLDERS. At November 30, 1997, Dr. Lazzara and Mr. Palmisano, collectively, beneficially owned approximately 16.3% of the Company's outstanding shares of Common Stock. As a result of their holdings, Dr. Lazzara and Mr. Palmisano together have a disproportionate ability to affect the election of the members of the Board of Directors of the Company and thereby substantially control the affairs and management of the Company and all matters requiring stockholder approval. Such control could adversely affect the market price of the Common Stock.

     CERTAIN ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Restated Certificate of Incorporation, Bylaws and Delaware law may make a change in control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. These provisions include certain supermajority vote requirements contained in the Company's Restated Certificate of Incorporation and Bylaws. In addition, the Company's Restated Certificate of Incorporation allows the Board of Directors to determine the terms of preferred stock which may be issued by the Company without approval of the holders of the Common Stock, and thereby enables the Board of Directors to prevent changes in the management and control of the Company. The Board of Directors is divided into three classes of directors elected for staggered three-year terms.

Such staggered terms may affect the ability of the holders of the Common Stock to effect a change in control of the Company.

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Stock could be subject to significant fluctuations in response to variations in financial results or announcements of material events by the Company or its competitors. Regulatory changes, developments in the health care industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of the Common Stock.

                              SELLING STOCKHOLDERS

     Common Stock issued pursuant to this Prospectus, and any applicable Supplement or Post-Effective Amendment, may be reoffered pursuant hereto by the Selling Stockholders from time to time in transactions on the open market, in negotiated transactions, through the writing of options on such shares of Common Stock or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both. The Company will not receive any part of the proceeds from the resale by the Selling Stockholders of any Common Stock pursuant hereto. The Company will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Stockholders) in connection with the registration of the Common Stock being reoffered by the Selling Stockholders.

     The identity of the Selling Stockholders, the number of shares of Common Stock to be sold by the Selling Stockholders and the price per share of Common Stock will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the Selling Stockholders and the number of shares of Common Stock to be resold may be provided at the time of such transaction by means of a Supplement or a Post-Effective Amendment hereto, as applicable.

     The Selling Stockholders and any broker-dealers who act in connection with the sale of such shares of Common Stock hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and profit on any resale of such shares of Common Stock as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company intends to make available public information concerning itself in compliance with the Securities Act and the regulations thereunder, and accordingly, Rule 144 or Rule 145 under the Securities Act may be available for use by holders of Common Stock to effect transfers of such securities, subject to compliance with the remaining provisions of such rules.

                                 LEGAL MATTERS

     The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                    EXPERTS

     The consolidated financial statements of Orthodontic Centers of America, Inc. appearing in Orthodontic Centers of America Inc.'s Annual Report (Form 10-
K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses of this offering, which are to be paid by the Company, are estimated as follows:

Commission Registration Fee..........................   $14,216
State Qualification Expenses (including legal fees)..       500
Legal Fees and Expenses..............................    10,000
Auditors' Fees and Expenses..........................    10,000
Transfer Agent and Registrar Fees....................     2,000
Miscellaneous Expenses...............................     6,284
                                                        -------
     Total...........................................   $43,000
                                                        =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

RESTATED CERTIFICATE OF INCORPORATION

     The Company's Restated Certificate of Incorporation provides that the Company will indemnify, and upon request advance expenses to, any person (or his estate) who was or is a party to any legal proceeding because he is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, or other entity, against any liability incurred in that proceeding to the full extent permitted by the Delaware General Corporation Law.


DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof.


INSURANCE

     The Company maintains and pays premiums on an insurance policy on behalf of its officers and directors against liability asserted against or incurred by such persons in or arising from their capacity as such.


COMMISSION POLICY ON INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)     Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBITS
-------                                 -----------------------
 3.2    --       Bylaws of the Registrant (1)
 3.2    --       Restated Certificate of Incorporation of the Registrant (2)
 4.1    --       Specimen Stock Certificate (1)
 5.1    --       Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company*
 9.1    --       Voting Trust Agreement, dated as of October 18, 1994, between John R. Anderson, D.D.S., P.A.,
                 Neal A. Stubbs, D.D.S., P.A., and Gasper Lazzara, Jr., D.D.S. (1)
21.1    --       List of subsidiaries of the Registrant (3)
23.1    --       Consent of Ernst & Young LLP*
23.2    --       Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in Exhibit 5.1)*
24.1    --       Power of Attorney(included on page II-4)*
---------------


(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-85326.
(2) Incorporated by reference to exhibits filed with the Registrants' Registration Statement on Form S-3, Registration Statement No. 333-36799.
(3) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.
*    Filed herewith.

     (b)  Financial Statement Schedules

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the

Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida, on December 2, 1997.


                              ORTHODONTIC CENTERS OF AMERICA, INC.


                              By:  /s/ Gasper Lazzara, Jr., D.D.S.
                                   -------------------------------
                                  Gasper Lazzara, Jr., D.D.S.
                                  Chairman and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gasper Lazzara, Jr., D.D.S. and Bartholomew F. Palmisano, Sr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                        Title                       Date
             ---------                        -----                       ----

/s/ Gasper Lazzara, Jr., D.D.S.
------------------------------------  Chairman, Chief Executive      December 2, 1997
Gasper Lazzara, Jr., D.D.S            Officer and Director
                                      (Principal Executive Officer)

/s/ Barthlomew F. Palmisano, Sr.
------------------------------------  Chief Financial Officer,       December 2, 1997
Bartholomew F. Palmisano, Sr.         Senior Vice President,
                                      Secretary, Treasurer and
                                      Director (Principal Financial
                                      and Accounting Officer)

/s/ Geoffrey L. Faux
------------------------------------  President and Director         December 2, 1997
Geoffrey L. Faux

/s/ Michael C. Johnsen
------------------------------------  Chief Operating Officer and    December 2, 1997
Michael C. Johnsen                    Director


/s/ Edward J. Walters, Jr.
------------------------------------  Director                       December 2, 1997
Edward J. Walters, Jr.

/s/ A Gordon Tunstall
------------------------------------  Director                       December 2, 1997
A  Gordon Tunstall

/s/ Ashton J. Ryan, Jr.
------------------------------------
Ashton J. Ryan, Jr.                   Director                       December 2, 1997

                                 EXHIBIT INDEX


Exhibit
Number          Description of Exhibits Number
-------         -----------------------------

    3.1  --    Bylaws of the Registrant (1)
    3.2  --    Restated Certificate of Incorporation of the Registrant (2)
    4.1  --    Specimen Stock Certificate (1)
    5.1  --    Opinion of Waller Lansden Dortch & Davis, A Professional Limited Liability Company*
    9.1  --    Voting Trust Agreement, dated as of October 18, 1994, between John R. Anderson, D.D.S., P.A.,
               Neal A. Stubbs, D.D.S., P.A., and Gasper Lazzara, Jr., D.D.S. (1)
    12.1 --    List of subsidiaries of the Registrant (6)
    23.1 --    Consent of Ernst & Young LLP*
    23.2 --    Consent of Waller Lansden Dortch & Davis, A Professional Limited Liability Company (included in opinion filed as
               Exhibit 5.1)*
    24.1 --    Power of Attorney(included on page II-4)*

_______________
(1) Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, Registration Statement No. 33-85326.
(2) Incorporated by reference to exhibits filed with the Registrants' Registration Statement on Form S-3, Registration Statement No. 333-36799.
(3) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.
*  Filed herewith.